Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Forms S-8 Nos. 333-149764 and 333-137521) pertaining to the DivX, Inc. 2000 Stock Option Plan, 2006 Equity Incentive Plan and 2006 Employee Stock Purchase Plan of DivX, Inc. of our reports dated March 5, 2009 with respect to the consolidated financial statements and schedule of DivX, Inc., and the effectiveness of internal control over financial reporting of DivX, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/S/    ERNST & YOUNG LLP

San Diego, California

March 5, 2009